File No. 70-8557



               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

               AMENDMENT NO. 3 (POST-EFFECTIVE) TO

                FORM U-1 APPLICATION-DECLARATION

                            UNDER THE

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


               -----------------------------------

CENTRAL AND SOUTH WEST CORPORATION SOUTHWESTERN ELECTRIC POWER COMPANY 1616 Woodall Rodgers Freeway 428 Travis Street Dallas, Texas 75202 Shreveport, Louisiana 71156-0001


CENTRAL POWER AND LIGHT COMPANY WEST TEXAS UTILITIES COMPANY 539 North Carancahua Street 301 Cypress Street Corpus Christi, Texas 78401-2802 Abilene, Texas 79601-5820


PUBLIC SERVICE COMPANY OF OKLAHOMA  CENTRAL AND SOUTH WEST
212 East Sixth Street                  SERVICES, INC.
Tulsa, Oklahoma 74119-1212          1616 Woodall Rodgers Freeway
                                    Dallas, Texas  75202

      (Names of companies filing this statement and addresses
                  of principal executive offices)

                ----------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

          (Name of top registered holding company parent)
                 ---------------------------------

                           Wendy G. Hargus, Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

            (Names and addresses of agents for service)



     Central and South West Corporation ("CSW"), a Delaware Corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its subsidiary companies Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO"), West Texas Utilities Company ("WTU") and Central and South West Services, Inc. ("CSWS"), each referred to as a "Subsidiary" and collectively referred to as the "Subsidiaries", hereby file this Post-Effective Amendment No. 3 to the Form U-1 Application-Declaration in File No. 70-8557 to amend Items 1, 2, 5 and 6, to remove Transok Inc. ("TOK"), an Oklahoma corporation and former subsidiary of CSW, from the CSW Money Pool, to request authorization to allow loans to the Subsidiaries through the Money Pool to be secured by subordinated liens on certain assets of the Subsidiaries and to extend the authority granted in this file 70-8557, including the authority requested in this Post-Effective Amendment No. 3, through March 31, 2002. In all other respects, the Application-Declaration as previously filed and as heretofore amended will remain the same. The Subsidiaries together with CSW are referred to herein collectively as the "Applicants".

Item 1. Description of Proposed Transaction.
         Item 1 is hereby amended to include the following information:
Security For Loans to Subsidiaries
     In view of the restrictions on the amount of unsecured short-term debt that CPL, PSO, SWEPCO and WTU may have outstanding under the terms of their respective charters, it is proposed that all borrowings under the Money Pool will be secured by a subordinated lien on certain assets of the borrowing company.
     Any loan secured as herein described shall be evidenced by a promissory note, which would, in the case of loans from CSW or any of its Subsidiaries, be substantially in the form filed herewith as Amended Exhibit 4, and would be upon such terms and conditions as have been previously described in this Application-Declaration, as amended. Removal of TOK from CSW Money Pool
     On June 6, 1996, TOK was sold by CSW to Tejas Gas Corporation. Consequently, Item 1 is hereby further amended to delete all references therein to TOK. The remaining parties to the Money Pool shall continue to maintain their aggregate borrowing limits at the following levels:

                    CSW          $1,200,000,000
                    CPL          $  300,000,000
                    PSO          $  125,000,000
                    SWEPCO       $  150,000,000
                    WTU          $   65,000,000
                    CSWS         $  110,000,000
Extension of Authority

       By order dated March 21, 1995 (HCAR No. 26254), the Commission reauthorized the CSW System's money pool authority through March 31, 1997. Applicants respectfully request an extention of all previously granted and currently requested authority in File No. 70-8557 through March 31, 2002. Although Applicants have historically requested two-year extensions of their authorization to effect short-term borrowings and Money Pool transactions, the five-year extension requested herein is consistent with the Commission's recent recommendation for a five-year authorization period for financing transactions. See Part II, Chapter 1, of the Report of the Commission's Division of Investment Management on the Regulation of Public Utility Holding Companies (June 1995).

Item 2. Fees, Commissions and Expenses.
       An estimate of the fees and expenses to be paid or incurred by the Applicants in connection with the proposed transactions additional to the fees and expenses as previously set forth in the Application-Declaration is set forth below:

                                                   Amount
                                                  --------
       Counsel fees:
       Milbank, Tweed, Hadley & McCloy
       New York, New York.......................    3,000

       Miscellaneous and incidental expenses
       including travel, telephone and
       postage..................................      500
                                                  -------
       Total                                      $ 3,500
                                                  =======

Item 5.   Procedure.
     It is requested that the Commission issue and publish no later than October 25, 1996, the requisite notice under Rule 23 with respect to the filing of this Amendment No. 3 (Post- Effective) to the Application-Declaration, such notice to specify a date not later than November 18, 1996, as the date after which an order granting and permitting this amended Application-Declaration to become effective may be entered by the Commission and that the Commission enter not later than November 19, 1996, an appropriate order granting and permitting this amended Application-Declaration to become effective.
     The Applicants respectfully request that appropriate and timely action be taken by the Commission in this matter.
     No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectfully requested that any such order be made effective immediately upon the entry thereof.

Item 6.   Exhibits and Financial Statements.
          Item 6 is hereby amended to file the following
exhibits:
         Amended
         Exhibit 4 -    Form of note to be executed by borrowing
                        Subsidiaries to CSW or other Subsidiaries
                        (to be filed by amendment).

         Amended
         Exhibit 5 - Preliminary opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Applicants (to be filed by amendment).

         Amended
         Exhibit 6 -    Financial statements as of June 30, 1996
                        of CSW and Subsidiaries (to be filed by
                        amendment).

         Amended
         Exhibit 7 -    Final or "Past Tense" opinion of Milbank,
                        Tweed, Hadley & McCloy, counsel to the
                        Applicants (to be filed with Certificate of Notification).

         Amended
         Exhibit 8 -    Proposed Notice of Proceeding.

         Amended
         Exhibit 10 -   Operation of Central and South West
                        System Money Pool (to be filed by
                        amendment).



                        S I G N A T U R E
                        - - - - - - - - -


         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this document to be signed on their behalf by the undersigned thereunto duly authorized.
         Dated:  October 21, 1996



CENTRAL AND SOUTH WEST CORPORATION      CENTRAL POWER AND LIGHT
                                        COMPANY


By/s/WENDY G. HARGUS                    By/s/SHIRLEY S. BRIONES
     Wendy G. Hargus                         Shirley S. Briones
       Treasurer                               Treasurer


PUBLIC SERVICE COMPANY OF OKLAHOMA      SOUTHWESTERN ELECTRIC POWER
                                        COMPANY


By/s/SHRILEY S. BRIONES                 By/s/SHIRLEY S. BRIONES
     Shirley S. Briones                      Shirley S. Briones
       Treasurer                               Treasurer



WEST TEXAS UTILITIES COMPANY     CENTRAL AND SOUTH WEST SERVICES,INC.


By/s/SHIRLEY S. BRIONES          By/s/SHIRLEY S. BRIONES
     Shirley S. Briones                      Shirley S. Briones
       Treasurer                               Treasurer



                                INDEX OF EXHIBITS


EXHIBIT                                               TRANSMISSION
NUMBER                        EXHIBIT                 METHOD
-------                       -------                 ------------

4                   Form of note to be executed by        ---
                    borrowing Subsidiaries to CSW
                    or other Subsidiaries (to be
                    filed by amendment.

5                   Preliminary opinion of Milbank,       ---
                    Tweed, Hadley & McCloy, counsel
                    to the Applicants (to be filed
                    by amendment).

6                   Financial statements as of June       ---
                    30, 1996 of CSW and Subsidiaries
                    (to be filed by amendment).


7                   Final or "Past Tense" opinion of      ---
                    Milbank, Tweed, Hadley & McCloy,
                    counsel to the Applicants (to be
                    filed with Certificate of
                    Notification).

8                   Proposed Notice of Proceeding.     Electronic


10                  Operation of Central and South        ---
                    West System Money Pool (to be
                    filed by amendment).